SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – September 8, 2010

CAPRIUS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-11914 (Commission File Number)	22-2457487 (I.R.S. Employer Identification No.)

10 Forest Avenue, Suite 220, Paramus, NJ 07652
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code - (201) 342-0900

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Extension of Material Definitive Agreement

As of September 8, 2010, Caprius, Inc. (“Caprius” or us) and our subsidiaries (collectively, the “Company”), entered into Amendment No. 1 (the “Amendment”) to the Securities Purchase and Sale Agreement, dated as of September 16, 2009 with Vintage Capital Group, LLC (“Vintage”), whereby the maximum availability thereunder was increased up to $4 million, provided that the Company pay to Vintage all funds collected on their accounts receivables. deposits and pre-payments hereafter generated for repayment of outstanding capitalized obligation.

           Vintage had advanced approximately $3 million in cash to the Company, exclusive of amounts related to capitalized obligations. Upon entry into the Amendment, Vintage advanced an additional $519,837 to the Company. The Company will use the proceeds of the funding under the Amendment for working capital for production and further marketing of the SteriMed Systems as well as the settlement of certain outstanding obligations.  The Company also agreed to modification of covenants covering establishing a new manufacturing source and SteriMed equipment sale targets.

In the Amendment, the Company acknowledged that specified events of default had occurred under the Vintage loan facility and certain of them were continuing, and that Vintage has no obligation to make additional loans or extend further credit to the Company as a result of the existence of specified events of default. While certain defaults cannot be remedied, the Amendment provides a mechanism for certain events of defaults to be cured by the Company’s subsequent performance under the post closing covenants of the Amendment.

The foregoing is a summary of the Amendment.  For complete information, see the Amendment which is filed as Exhibit 10.1 to this Report and the initial Securities Purchase and Sale Agreement which was filed as Exhibit 10.1 to the Company’s Form 8-K for an event of September 16, 2010.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 15, 2010, Jonathan Joels ceased to be our Chief Financial Officer, Treasurer and Secretary and Raymond Jackshies assumed the officer positions formerly held by Mr. Joels.  Since January 2004, Mr. Jackshies, age 39, has served as our Controller. We entered into an Employment Agreement with Mr. Jackshies in which he serves in an “at will” capacity, at an annual base compensation of $110,000, provisions for performance based bonuses, and customary covenants of confidentiality. There is no family relationship between Mr. Jackshies and any other of our officers or directors.

Item 9.01	Financial Statements and Exhibits

Exhibit

10.1
Amendment No. l to the Securities Purchase and Sale Agreement, dated as of September 8, 2010, by and among Caprius, M.C.M. Environmental Technologies, Inc., M.C.M. Environmental Technologies Ltd., and Vintage (without schedules).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPRIUS, INC.

/s/ Dwight Morgan
Dwight Morgan President & CEO

Dated:  September 24, 2010